Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying Unaudited Pro Forma Condensed Combined Statement of Financial Condition (the “Pro Forma Balance Sheet”) as of December 31, 2012, combines the historical consolidated statements of financial condition of Encore and AACC, giving effect to the merger as if it had been completed on December 31, 2012. The accompanying Unaudited Pro Forma Condensed Combined Statement of Earnings (the “Pro Forma Income Statement”) for the year ended December 31, 2012 combines the historical consolidated statements of earnings of Encore and AACC, giving effect to the merger as if it had been completed on January 1, 2012. Reclassifications have been made to AACC’s consolidated statement of operations for the year ended December 31, 2012 to conform to Encore’s financial statement presentations.

The accompanying unaudited pro forma condensed combined financial statements (the “Statements”) and related notes have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States (“GAAP”), with Encore treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing the Statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying Statements and the combined company’s future results of operations and financial position.

The Statements do not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any tax or other synergies that may result from the merger.

The accompanying Statements and related notes are being provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Encore would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of Encore’s future consolidated results of operations or consolidated financial position. The Statements are based upon currently available information and estimates and assumptions that Encore management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the merger.

The accompanying Statements have been developed from and should be read in conjunction with the accompanying notes to the Statements and the audited consolidated financial statements of each of Encore and AACC contained in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2012.

Encore Capital Group, Inc.

Pro Forma Condensed Combined Statement of Financial Condition

(In Thousands)

(Unaudited)

	As of December 31, 2012
	Historical		Pro Forma Adjustments		Pro Forma
	Encore	AACC
Assets
Cash and cash equivalents	$17,510	$14,013	$(17,851	)(A)	$13,672
Investment in receivable portfolios, net	873,119	370,900	60,000	(B)	1,304,019
Deferred court costs, net	35,407	—	13,651	(C)	49,058
Property tax payment agreements receivable, net	135,100	—	—		135,100
Interest receivable	4,042	—	—		4,042
Property and equipment, net	23,223	12,568	—		35,791
Other assets	27,006	12,934	(708	)(D)	39,232
Goodwill	55,446	14,323	15,744	(E)	85,513
Identifiable intangible assets, net	487	—	—		487

Total assets	$1,171,340	$424,738	$70,836		$1,666,914

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$45,450	$25,884	$5,861	(F)	$77,195
Income tax payable	3,080	426	—		3,506

	As of December 31, 2012
	Historical		Pro Forma Adjustments		Pro Forma
	Encore	AACC
Deferred tax liabilities, net	8,236	65,422	24,174	(G)	97,832
Debt	706,036	182,911	148,834	(H)	1,037,781
Other liabilities	2,722	38	—		2,760

Total liabilities	765,524	274,681	178,869		1,219,074

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock	—	—	—		—
Common Stock	232	334	(317	)(I),(J)	249
Additional paid-in capital	88,029	110,191	(60,208	)(I),(J)	138,012
Accumulated earnings	319,329	40,080	(48,056	)(F),(J)	311,353
Accumulated other comprehensive loss	(1,774)	(548)	548	(J)	(1,774)

Total stockholders’ equity	405,816	150,057	(108,033)		447,840

Total liabilities and stockholders’ equity	$1,171,340	$424,738	$70,836		$1,666,914

Encore Capital Group, Inc. Pro Forma Condensed Combined Statement of Earnings (Dollars in Thousands, Except Per Share Amounts) (Unaudited)
	Year Ended December 31, 2012
	Historical		Pro Forma Adjustments		Pro Forma
	Encore	AACC
Revenues
Revenue from receivable portfolios, net	$545,412	$226,057	$(14,054	)(K)	$757,415
Servicing fees and other related revenue	—	884	—		884
Tax lien transfer
Interest income	13,882	—	—		13,882
Interest expense	(3,422)	—	—		(3,422)

Net interest income	10,460	—	—		10,460

Total revenues	555,872	226,941	(14,054)		768,759

Operating expenses
Salaries and employee benefits	101,084	59,501	—		160,585
Cost of legal collections	168,703	53,799	(12,585	)(L)	209,917
Other operating expenses	48,939	18,353	—		67,292
Collection agency commissions	15,332	32,522	—		47,854
General and administrative expenses	61,798	22,626	(234	)(M)	84,190
Depreciation and amortization	5,840	4,788	—		10,628

Total operating expenses	401,696	191,589	(12,819)		580,466

Income from operations	154,176	35,352	(1,235)		188,293

Other (expense) income
Interest expense	(25,564)	(20,740)	6,488	(N)	(39,816)
Other income (expense)	1,713	(550)	—		1,163

Total other expenses	(23,851)	(21,290)	6,488		(38,653)

Income from continuing operations before income taxes	130,325	14,062	5,253		149,640
Provision for income taxes	(51,754)	(3,145)	(2,085	)(O)	(56,984)

Income from continuing operations	$78,571	$10,917	$3,168		$92,656

Weighted average shares outstanding:
Basic	24,855		1,663	(P)	26,518
Diluted	25,836		1,663	(P)	27,499
Income from continuing operations per share:
Basic	$3.16				$3.49
Diluted	$3.04				$3.37

Encore Capital Group, Inc.

Notes to Pro Forma Condensed Combined Financial Information (Unaudited)

1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information presents the pro forma results of operations and financial condition of Encore and AACC on a combined basis based on the historical financial information of each company and after giving effect to the merger. The acquisition will be recorded using the acquisition method of accounting.

The unaudited pro forma condensed combined statement of financial condition as of December 31, 2012, combines the historical consolidated statements of financial condition of Encore and AACC, giving effect to the merger as if it had been completed on December 31, 2012. The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2012 combines the historical results for Encore for the twelve months ended December 31, 2012 and the historical results for AACC for the twelve months ended December 31, 2012, as if the merger had occurred on January 1, 2012. Reclassifications have been made to AACC’s consolidated statement of operations for the year ended December 31, 2012 to conform to Encore’s financial statement presentations.

The purchase price adjustments reflected in the pro forma information included herein are based on preliminary assumptions, and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. The final purchase price allocation, which will be based in part, on a detailed valuation study which has not yet been completed, may result in material adjustments to the pro forma condensed combined financial information presented. Encore expects to complete the final purchase price allocation no later than twelve months following the closing date of the merger.

2. Pro Forma Adjustments

(A) To reflect the following cash transactions (in thousands, except per share amount):

Proceeds:
Estimated borrowings under Encore’s existing credit facility	$331,745
Estimated issuance of Encore stock	50,000
Uses:
Estimated purchase price for equity of AACC (31,401 shares at $6.50 per share)	(204,108)
Pay-off of AACC debt	(191,650)
Estimated financing costs	(3,838)

Net pro forma cash adjustment	$(17,851)

(B) Represents the increase in investment in receivable portfolios to reflect the estimated fair value of AACC’s investment in receivable portfolios. Encore computed the fair value of AACC’s investment in receivable portfolios by discounting the estimated future cash flows, generated by Encore’s proprietary forecasting models, using an estimated market participant discount rate. This amount is an estimate that will be updated when a formal independent valuation is completed within the first year after the merger.

(C) Encore capitalizes deferred court costs and provides a reserve for those costs that it believes will ultimately be uncollectible. Encore determines the reserve based on its analysis of court costs that have been advanced and those that have been recovered. AACC expenses court costs as they are advanced and records them as revenue upon recovery. This pro forma adjustment represents an increase in capitalized court costs to align AACC’s accounting treatment with that of Encore.

(D) Represents the write-off of AACC’s capitalized loan fees of $4.5 million net of the capitalization of Encore’s loan fees incurred to finance the acquisition of $3.8 million.

(E) Represents $30.0 million of estimated goodwill resulting from the excess of purchase price over the fair value of assets acquired net of liabilities assumed, net of the reversal of $14.3 million of goodwill included in AACC’s historical financial statements.

The following table reflects the preliminary allocation of the total purchase price of AACC to the assets acquired and the liabilities assumed based on the preliminary estimates of fair value. The final purchase price allocation, which will be based in part on a detailed valuation study which has not yet been completed, may result in material adjustments. Encore expects to complete the final purchase price allocation no later than twelve months following the closing date of the merger. (in thousands):

Estimated purchase price	$381,745
Less fair value of:
Tangible assets acquired	(465,507)
Plus fair value of:
Liabilities assumed	113,829

Goodwill	$30,067

(F) Represents a net increase in accrued liabilities for expected transaction costs of $8.0 million, offset by a reduction of $2.1 million to reflect the estimated fair value of liabilities assumed.

(G) Represents an adjustment to deferred income tax liabilities related to purchase price allocated to the investment in receivable portfolios which is not deductible for income tax purposes. The amount allocated is preliminary and subject to adjustment pending the final purchase price allocation.

(H) Represents additional borrowings anticipated to be incurred by Encore to finance the merger. Encore estimates it will borrow $331.7 million under its existing credit facility which includes amounts to be borrowed under its accordion feature. Also reflects the elimination of AACC’s debt of $182.9 million, net of debt discount of $8.7 million that will be paid off in conjunction with the completion of the merger. Encore is currently in the final stages of negotiating an amendment to its existing credit facility that, if amended, will result in an increased credit limit sufficient to fund the merger. This amendment would also amend the borrowing base calculation, certain restrictions and covenants, and acquisition limits that will, if amended, allow for the merger.

(I) Represents the issuance of $50.0 million of Encore common stock using the stated exchange price of $30.07 per share, as a portion of the aggregate merger consideration for the purchase of AACC.

(J) Represents the elimination of AACC’s stockholders’ equity accounts.

(K) Encore capitalizes deferred court costs and provides a reserve for those costs that it believes will ultimately be uncollectible. Encore determines the reserve based on its analysis of court costs that have been advanced and those that have been recovered. AACC expenses court costs as they are advanced and records them as revenue upon recovery. This pro forma adjustment represents the reduction in revenue for court cost recoveries included in AACC’s revenue in order to align AACC’s accounting treatment with that of Encore.

(L) Encore capitalizes deferred court costs and provides a reserve for those costs that it believes will ultimately be uncollectible. Encore determines the reserve based on its analysis of court costs that have been advanced and those that have been recovered. AACC expenses court costs as they are advanced and records them as revenue upon recovery. This pro forma adjustment represents a reduction in court cost expense related to capitalizing court costs related to AACC’s court cost investment to align AACC’s accounting treatment with that of Encore.

(M) Represents the elimination of non-recurring deal related expenses incurred by AACC.

(N) Represents the reduction in net interest expense related to interest and amortization of capitalized loan fees on debt to be incurred by Encore to finance the acquisition, offset by the elimination of AACC’s existing interest expense, amortization of original issue discount and amortization of capitalized loan fees.

(O) Represents the provision for income taxes associated with the pro forma adjustments computed based upon an estimated combined federal and state statutory rate of 39.7% for the year ended December 31, 2012.

(P) Represents the issuance of 1,663,000 shares of Encore common stock using the stated exchange price of $30.07 per share to finance up to 25% of the aggregate merger consideration (assumed to be $50.0 million).

3. Changes to Pro Forma Adjustments Assuming No Equity is Issued in the Merger

The accompanying unaudited pro forma condensed combined financial information was presented assuming $50.0 million of Encore common stock was issued as part of the merger consideration. In the event that stockholders’ of AACC do not elect to receive Encore stock and elect to receive 100% of the merger consideration in cash, the unaudited pro forma condensed combined statement of financial condition and the unaudited pro forma condensed combined statement of earnings would be changed as follows:

	As of and For the Year Ended December 31, 2012
	Pro Forma	Adjustments	Revised Pro Forma
Condensed combined statement of financial condition
Debt	$1,037,781	$50,000	$1,087,781
Total liabilities	$1,219,074	$50,000	$1,269,074
Common stock	$249	$(17)	$232
Additional paid-in capital	$138,012	$(49,983)	$88,029
Total stockholders’ equity	$447,840	$(50,000)	$397,840
Condensed combined statement of earnings
Income from continuing operations	$92,656	$(1,312)	$91,344
Weighted average shares outstanding:
Basic	26,518	(1,663)	24,855
Diluted	27,499	(1,663)	25,836
Income from continuing operations per share:
Basic	$3.49	$0.19	$3.68
Diluted	$3.37	$0.17	$3.54